Exhibit 99.1

Investor Contact:	Media Contact:
Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Appoints Charles “Chip” Blankenship Chief Executive Officer

John Plant Named Chair of the Board

New York, October 23, 2017 – Arconic Inc. (NYSE: ARNC) announced today that its Board of Directors has appointed Charles “Chip” Blankenship as Chief Executive Officer and a member of the Arconic Board of Directors, effective January 15, 2018. Mr. Blankenship is a 24-year veteran of General Electric (GE) who spent much of his career in its aviation and jet engine businesses, including running its commercial engine operations.

Blankenship, 51, brings 20 years of aerospace experience to Arconic, having worked across GE’s aviation businesses, including aero engines, industrial gas turbines and aerospace alloy development. Blankenship previously led GE Aviation’s Commercial Engines Operation, the world’s leading producer of large and small jet engines for commercial aircraft.

A metallurgist by training, Blankenship began his career with GE in 1992 after earning a B.S. in Materials Engineering from Virginia Tech and a Ph.D. in Materials Science and Engineering from the University of Virginia. Blankenship’s GE career culminated in his appointment as President and Chief Executive Officer of GE Appliances in December 2011, where he led a significant turnaround of the business and its subsequent 2016 sale to Haier Company.

Blankenship is a member of the National Academy of Engineering and serves on the board of the National Association of Manufacturing (NAM), where he has also led NAM’s Task Force on Competitiveness & the Workforce. He holds seven patents related to jet engine technology.

Chip Blankenship said, “Arconic is a company with significant strengths and tremendous potential.  I am eager to engage with customers, employees and the Board to develop plans that capitalize on our strengths, and deliver outstanding returns for our shareholders.  I am excited to join the team and get started."

Ms. Russo said, “After a thoughtful and deliberate search, the Board is unanimous that Chip Blankenship is the right leader to take the helm at Arconic. Chip is an exceptional executive with deep operating experience in aerospace and materials science. He has a strong customer orientation and impressive leadership skills. We are confident that Chip will lead Arconic to create sustainable and increasing value for customers and for shareholders.”

David Hess, who has served as Arconic’s Interim CEO since April 2017, will remain CEO until the start of Blankenship’s tenure and will continue to serve on the Board after the transition. Interim CEO Hess said, “I have known Chip Blankenship for many years as a colleague and competitor in the aerospace industry and I can personally attest that he is an excellent fit for Arconic. I couldn’t be happier with the Board’s selection. I’m looking forward to working with him to ensure a seamless transition and continuing my service as a director to help realize the vast potential of Arconic.”

Acknowledging Hess’s service as Interim CEO, Ms. Russo said, “The Board extends its sincere appreciation to David Hess for leading Arconic during its transition to a permanent CEO. We look forward to David’s continued service as a director.”

John Plant, an Arconic director since 2016, has been appointed Chair of the Board effective immediately. He succeeds Pat Russo, who stepped into the role on an interim basis in April 2017; Ms. Russo will continue her service on the Board and chair the Governance committee. Mr. Plant, 64, has had a distinguished career in the automotive industry spanning nearly 40 years. He previously served as Chairman of the Board, President and Chief Executive Officer of TRW Automotive, which was acquired by ZF Friedrichshafen AG in May 2015.

Chair Plant said, “As Arconic approaches its first anniversary as a standalone public company it has much to look forward to; together with the entire Board, I look forward to working with Chip to drive Arconic’s success into the future.”

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About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website on www.arconic.com

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